[LETTERHEAD OF KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP]

November 28, 2007

China Architectural Engineering, Inc. 105 Baishi Road Jiuzhou West Avenue Zhuhai 519070 People’s Republic of China Attention: Luo Ken Yi

Re:	Registration Statement on Form S-1 Registration for the Resale of 6,619,468 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for China Architectural Holdings, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-1 (File No. 333-146851) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of an aggregate of 6,619,468 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), 800,000 warrants issued on April 12, 2007 (the “Warrants”), and $10,000,000 variable rate convertible bonds issued on April 12, 2007 (the “Bonds”), each of which may be sold by the selling security holders listed in the Registration Statement from time to time.

The Shares consist of the following:

(i) 962,325 shares of Common Stock issued to three investors in a private placement that closed on March 18, 2004;

(ii) 2,000,000 shares of Common Stock that were issued to FirstAlliance Financial Group, Inc. upon the closing of a share exchange transaction on October 17, 2006;

(iii) 800,000 shares of Common Stock issuable upon exercise of the Warrants; and

(iv) 2,857,143 shares of Common Stock issuable upon exercise of issuable upon conversion of the Bonds.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement, only as it relates to the Shares. We note that certain opinions concerning the Warrants and Bonds are addressed in the opinion letter of Kirkpatrick & Lockhart Preston Gates Ellis LLP (London Office), located at 110 Cannon Street, London, EC4N 6AR, United Kingdom, dated November 28, 2007, which is being separately provided to you. We express no opinion with respect to the Warrants and Bonds.

China Architectural Engineering, Inc.
November 28, 2007

For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate action of the Company that provides for the issuance of the Shares and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.  (a) 962,325 of the Shares referred to in paragraph (i) above, and

 (b) 2,000,000 of the Shares referred to in paragraph (ii) above are duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company; and

2. (a) 800,000 of the Shares issuable upon exercise of the Warrants referred to in paragraph (iii) above, and

(b) 2,857,143 of the Shares issuable upon conversion of the Bonds have been duly authorized and when issued and paid for in accordance with the terms and conditions of the Warrants and Bonds, respectively, will be validly issued, fully paid and non-assessable.

China Architectural Engineering, Inc.
November 28, 2007

We are furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished or relied upon by any other person for any purpose, without our specific prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement, the prospectus or any prospectus supplement within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

Kirkpatrick & Lockhart Preston Gates Ellis LLP